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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2009

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HSBC USA INC.

(Exact name of registrant as specified in its charter)

Commission File Number 1-7436

Maryland	13-2764867
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)
452 Fifth Avenue New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (212) 525-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.

On May 11, 2009, HSBC USA Inc. (the “Company”) filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (the “March 2009 10-Q”) with the United States Securities and Exchange Commission (“SEC”). As previously reported in both the March 2009 10-Q and the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, in January 2009 the Company’s principal subsidiary, HSBC Bank USA, N.A. (“HSBC Bank USA”), purchased a $6.3 billion portfolio of General Motors MasterCard receivables, a $6.1 billion portfolio of AFL-CIO Union Plus MasterCard/Visa credit card receivables and a $3 billion portfolio of auto finance receivables from its affiliate, HSBC Finance Corporation, for an aggregate purchase price of $15.0 billion, which included the assumption of approximately $6.1 billion of indebtedness resulting in a cash purchase price of approximately $8.9 billion. As part of the regulatory approvals with respect to these purchases, the Company and its ultimate parent, HSBC Holdings plc (“HSBC”), committed to the Board of Governors of the Federal Reserve System (the “Federal Reserve”) that HSBC Bank USA will maintain a Tier 1 risk-based capital ratio of at least 7.62 percent, a total capital ratio of at least 11.55 percent and a Tier 1 leverage ratio of at least 6.45 percent for one year following the date of transfer. In addition, the Company and HSBC made certain additional capital commitments to ensure that HSBC Bank USA holds sufficient capital with respect to the purchased receivables that are or become “low-quality assets,” as defined by the Federal Reserve Act.

As of March 31, 2009, HSBC Bank USA held sufficient capital to satisfy all capital commitments to the Federal Reserve. Subsequent to the filing of the March 2009 10-Q, however, the Company received further clarification from the Federal Reserve regarding HSBC Bank USA’s regulatory reporting requirements with respect to the capital commitments. The Federal Reserve advised the Company that the additional capital commitments, which require a risk-based capital charge of 100 percent for each “low-quality asset” transferred or arising in the purchased portfolios rather than the eight percent capital charge applied to similar assets that are not part of the transferred portfolios, should be applied both for purposes of satisfying the terms of the commitments and for purposes of measuring and reporting HSBC Bank USA’s risk-based capital and related ratios. On May 18, 2009, HSBC Bank USA filed an updated Consolidated Reports of Condition and Income for the quarter ended March 31, 2009 with the Federal Deposit Insurance Corporation, which reflects the revised regulatory reporting described above. Accordingly, the Company is providing revised disclosure with respect to our Tier 1 risk-based capital ratios, total capital ratios and Tier 1 leverage ratios included in the March 2009 10-Q to reflect the increased risk weighting of “low-quality assets” in the purchased portfolios.

Note 16, “Regulatory Capital,” to the consolidated financial statements included in the March 2009 10-Q summarizes certain capital amounts and ratios of the Company and HSBC Bank USA as of March 31, 2009 and December 31, 2008. The following table provides revised capital amounts and ratios as of March 31, 2009, which reflect the increased risk weighting described above.

	March 31, 2009

	Capital Amount (As reported)	Capital Amount (Revised)	Well- Capitalized Minimum Ratio	Federal Reserve Commitment Ratio(1)	Actual Ratio (As reported)	Actual Ratio (Revised)
	(dollars are in millions)
Total capital ratio:
HSBC USA Inc.	$18,665	$18,794	10.00%	--	12.17%	11.48%
HSBC Bank USA	18,966	19,095	10.00	11.55	12.56	11.82
Tier 1 capital ratio:
HSBC USA Inc.	12,057	12,057	6.00	--	7.86	7.36
HSBC Bank USA	12,319	12,319	6.00	7.62	8.16	7.63
Tier 1 leverage ratio:
HSBC USA Inc.	12,057	12,057	3.00(2)	--	6.57	6.57
HSBC Bank USA	12,319	12,319	5.00	6.45	6.86	6.86
Risk weighted assets:
HSBC USA Inc.	153,316	163,761
HSBC Bank USA	151,044	161,489

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(1)	The capital commitments to the Federal Reserve are limited to HSBC Bank USA.
(2)	There is no Tier 1 leverage ratio component in the definition of a well-capitalized bank holding company. The ratio shown is the minimum required ratio.

All references to the Tier 1 risk-based capital ratios, total capital ratios and Tier 1 leverage ratios of the Company and HSBC Bank USA appearing in the March 2009 10-Q (including those appearing on pages 63, 64 and 99 of the March 2009 10-Q) are similarly revised to reflect the amounts and ratios set forth above. In addition, the “Tangible common equity to risk weighted assets” ratios at March 31, 2009 appearing on page 112 of the March 2009 10-Q are revised from 6.63% (actual) and 6.57% (pro forma) to 6.21% (actual) and 6.15% (pro forma).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSBC USA INC.
By:	/s/ Mick Forde Mick Forde Senior Vice President, Deputy General Counsel – Corporate and Assistant Secretary

Dated: May 22, 2009

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